EXHIBIT 99.1

Michael L. Phlaum Promoted to EVP, Chief Operating Officer of Community West Bank

GOLETA, Calif., March 3, 2014 (GLOBE NEWSWIRE) -- Community West Bancshares (Community West or the Company), (Nasdaq:CWBC), parent company of Community West Bank (Bank), today announced that Michael L. Phlaum has been promoted to Executive Vice President and Chief Operating Officer of the Bank. Phlaum has been with the Bank for two years as Senior Vice President and Community Banking Officer.  During this time, Phlaum has overseen branch administration, central operations, facilities, marketing, and loan production units for commercial, agribusiness, and SBA loans.  He played a vital role in the strategic plan process and contributed to the Bank's improved performance.

With over 35 years in banking, "Michael's strong background, experience in strategic initiatives, operations, administration, project management, and product development make him ideally suited for this new position as Chief Operating Officer," said Martin Plourd, President and Chief Executive Officer. "He has a proven track record in sales management and the successful implementation of key strategic initiatives."

Before joining Community West Bank, Phlaum worked as a Consumer Product Development Manager for a successful 4 billion dollar national credit union, and previously as Senior Vice President, Strategic Product Delivery for a national bank, focused on C&I and agricultural business lending.  In addition to his banking experience, Phlaum is a graduate of Life Pacific College. He also attended the University of California Riverside, earning certificates in Executive Management and Personal Financial Planning. Phlaum is an active participant in the American Red Cross, the Chamber of Commerce, and has volunteered his time helping several additional community-focused non-profit organizations throughout the years.

Company Overview

Community West Bancshares is a financial services company with headquarters in Goleta, California. The Company is the holding company for Community West Bank, which has five full-service California branch banking offices, in Goleta, Santa Barbara, Santa Maria, Ventura and Westlake Village. The principal business activities of the Company are Relationship banking, Mortgage lending and SBA lending.

Safe Harbor Disclosure

This release contains forward-looking statements that reflect management's current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve risks and uncertainties, including, but not limited to, the ability of the Company to implement its strategy and expand its lending operations.

CONTACT: Martin E. Plourd
         President/CEO
         805.692.4382
         www.communitywestbank.com